Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MVB Financial Corp.:

We consent to the incorporation by reference in this registration statement on Form S-3 of MVB Financial Corp. of our reports dated March 8, 2018, with respect to the consolidated financial statements of MVB Financial Corp. and subsidiaries and the effectiveness of internal control over financial reporting, which reports appear in MVB Financial Corp.’s 2017 Annual Report on Form 10-K, and to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Dixon Hughes Goodman LLP

Gaithersburg, Maryland

December 6, 2018